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                      AMENDMENT NO. 1 TO WARRANT AGREEMENT


         AMENDMENT dated July 16, 1997 to the warrant agreement (the "Warrant Agreement") dated December 12, 1994 by and between Gilman & Ciocia, Inc., a Delaware corporation (the "Company"), and Corporate Stock Transfer, Inc., a Colorado corporation, as warrant agent ("Warrant Agent").


         WHEREAS, in connection with a public offering of 507,826 units ("Units"), each unit consisting of two (2) shares of the Company's Common Stock, $.01 par value ("Common Stock"), and one (1) Redeemable Common Stock Purchase Warrant, pursuant to an underwriting agreement (the "Underwriting Agreement") dated December 9, 1994 between the Company and Patterson Travis, Inc. ("Patterson Travis"), and the issuance to Patterson Travis or its designees of an Underwriter's Warrant to purchase 50,783 additional Units (the "Underwriter's Warrant"), the Company issued 507,826 Common Stock Purchase Warrants ("Warrants") and may issue pursuant to the Underwriter's Warrant an additional 50,783 Warrants; and

         WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement as set forth herein,

         NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto hereby agree as follows:


         Section 1(i) of the Warrant Agreement is hereby amended to read as follows:

                  SECTION 1.  DEFINITIONS.

                  (i) "Warrant Expiration Date" shall mean 5:00 p.m. (New York time) on September 9, 1998, or the Redemption Date as defined in
         Section 8, whichever is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then 5:00 p.m. (New York time) on the next following day that in the State of New York is not a holiday or a day on which banks are authorized to close. The foregoing sentence to the contrary notwithstanding, the Warrants subject to the Underwriter's Warrant shall not be redeemable except in the case of a demand for registration under paragraph 6(b) of the Underwriter's Warrant, as set forth in such paragraph 6(b).


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         This Amendment may be executed in several counterparts, which taken together shall constitute a single document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                              GILMAN & CIOCIA, INC.


Date: July 16, 1997                           By: /s/ Thomas Povinelli
                                                  --------------------------
                                                 Thomas Povinelli
                                                 Chief Financial Officer

                                              CORPORATE STOCK TRANSFER, INC.



Date: July 16, 1997                           By: /s/ Carylyn Bell
                                                  --------------------------
                                                 Carylyn Bell
                                                 President






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